CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOLLOW-ON INVESTMENT AGREEMENT
This Follow-On Investment Agreement (this “Agreement”) is entered into between Amyris, Inc., a Delaware corporation (the “Company”) and Biolding Investment SA (“Biolding”) on December 24, 2012.

RECITALS
A.    The Company entered into that certain Letter Agreement, dated February 23, 2012 (the “Letter Agreement”), by and among the Company and the investors named therein, including Biolding. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Letter Agreement.

B.    Pursuant to Section 3 of the Letter Agreement, upon completion of the Milestone, Biolding is obligated to purchase $15,000,000 worth of additional shares of the Company's Common Stock in the Follow-On Investment (such obligation, the “Investment Obligation”).
C.    The Company intends to sell, in a private offering exempt from the registration requirements of the Securities Act of 1933, an aggregate of not to exceed 14,177,849 shares of its Common Stock, $0.0001 par value per share (the “Shares”), at a purchase price per share equal to the higher of the book value per Share or the last occurring consolidated closing bid price per Share (as defined by The NASDAQ Stock Market) as of the time of signing of the binding agreement to sell and issue the Shares, to certain existing investors of the Company (the “Financing”) and, Biolding will be purchasing $10,000,000 worth of the Shares (the “Biolding Investment”) in the Financing.
AGREEMENT
Now, therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:
1.Payment Commitment Obligation. Biolding hereby acknowledges and irrevocably agrees that by no later than March 31, 2013, Biolding will purchase from the Company at least $5,000,000 of the Company's Common Stock (the “Additional Shares”) at a purchase price per share equal to the higher of the book value per share of the Company's Common Stock or the last occurring consolidated closing bid price per share of the Company's Common Stock (as defined by The NASDAQ Stock Market) as of the time of signing by the Company of the binding agreement to sell and issue the Additional Shares (such purchase, the “Additional Biolding Investment”); provided that Biolding's obligation hereunder to complete the Additional Biolding Investment shall be contingent upon (i) completion of the Milestone by the Company subject to Biolding's verification to its reasonable satisfaction that the Milestone has been achieved, and (ii) the Company's Leadership Development and Compensation Committee (the “LDCC”) approving minutes from the LDCC meeting held on December 19, 2012, which minutes shall include a resolution that provides that one of the most significant bases in determining the Company's Chief Executive Officer's 2013 bonus will be achieving [*].

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.Acknowledgment. The Company hereby acknowledges that upon the closing of the Biolding Investment, Biolding shall have satisfied $10,000,000 of the Investment Obligation under Section 3 of the Letter Agreement and upon completion of the Additional Biolding Investment, Biolding shall have satisfied all of its obligations under Section 3 of the Letter Agreement, and Biolding shall be under no obligation to invest additional funds in the Company pursuant to the Letter Agreement.

3.Rights under Side Letter. Other than as set forth above, this Acknowledgment shall not affect the rights and obligations of the Company and Biolding as set forth in the Letter Agreement.

4.Amendment and Waiver.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by the Company and Biolding. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

5.Governing Law. This Agreement, and the provisions, rights, obligations and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

6.Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or when sent by facsimile transmission or email to the facsimile number or email address specified below (or such other facsimile number or email as shall be specified by like notice), upon machine or electronic confirmation of receipt:

(a)	if to the Company, to:
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: Gary Loeb, General Counsel
Facsimile: [*]
Email: [*]

(b)	if to Biolding, to
Biolding Investment SA
11A boulevard Prince Henri
L 1724 Luxembourg.
Attention: HH Sheikh Abdullah bin Khalifa Al Thani and M. Jean Paul Soulié
Facsimile: [*]
Email: [*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.
COMPANY:
AMYRIS, INC.
By: /s/ John G. Melo

Name: John G. Melo

Title: President and Chief Executive Officer

Acknowledged and Accepted by:

BIOLDING INVESTMENT SA
By:

Name:

Title:

[Signature Page to Follow-On Investment Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.
COMPANY:
AMYRIS, INC.
By:

Name:

Title:

Acknowledged and Accepted by:

BIOLDING INVESTMENT SA
By: /s/ Sheikh Abdullah bin Khalifa Al Thani

Name: Sheikh Abdullah bin Khalifa Al Thani

Title: Director

[Signature Page to Follow-On Investment Agreement]